                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                    Tesseract Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            THE TESSERACT GROUP, INC.
                        9977 NORTH 90TH STREET, SUITE 180
                            SCOTTSDALE, ARIZONA 85258


October 18, 1999


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of the TesseracT Group, Inc. which will be held in the Fletcher Heights Charter School located at 7877 W. Hillcrest Boulevard, Peoria, Arizona, at 3:30 p.m.
Mountain Standard Time, on Thursday, November 18, 1999.

The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please vote, sign, date, and promptly return the enclosed proxy in the envelope provided.

Sincerely,


/s/ John T. Golle


John T. Golle
Chairman of the Board and Chief Executive Officer

                            THE TESSERACT GROUP, INC.
                        9977 NORTH 90TH STREET, SUITE 180
                            SCOTTSDALE, ARIZONA 85258

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                           THURSDAY, NOVEMBER 18, 1999


The Annual Meeting of Shareholders of the TesseracT Group, Inc.,(the "Company") will be held in the Fletcher Heights Charter School located at 7877 W. Hillcrest Boulevard, Peoria, Arizona, at 3:30 p.m. Mountain Standard Time, on Thursday, November 18, 1999, for the following purposes:

1.     To elect two directors for terms of three years.

2. To act upon a proposal to approve the future issuance of shares of common stock pursuant to the terms of the Securities Purchase Agreement between the Company and Pioneer Venture Fund, L.L.C. dated March 31, 1999, as amended.

3. To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP by the Board of Directors to act as independent auditors of the Company for the fiscal year ending June 30, 2000.

4. To transact such other business as may properly be brought before the meeting.

The Board of Directors has fixed September 30, 1999, as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO BEING EXERCISED, AND RETURNING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND REVOKE THE PROXY.

By Order of the Board of Directors,


/s/ Gale R. Mellum


Gale R. Mellum
Secretary
Minneapolis, Minnesota
October 18, 1999

                            THE TESSERACT GROUP, INC.
                         9977 N. 90TH STREET, SUITE 180
                            SCOTTSDALE, ARIZONA 85258




                                 PROXY STATEMENT



INFORMATION CONCERNING THE SOLICITATION

The enclosed proxy is being solicited by the Board of Directors of The TesseracT Group, Inc., a Minnesota corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting"), to be held on November 18, 1999, and at any adjournments thereof. Proxies in the accompanying form which are properly executed and returned and not revoked will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to the Secretary of the Company of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date.

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers, and employees of the Company may solicit proxies by telephone, telegram, or personal contact without additional compensation being paid to them for such solicitation. The Company has requested brokerage firms, custodians, nominees, and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse such persons for their reasonable out-of-pocket expenses in so forwarding such materials.

The address of the principal executive office of the Company is 9977 N. 90th Street, Suite 180, Scottsdale, Arizona 85258, and the Company's telephone number is (480) 767-2300. The mailing of this Proxy Statement and form of proxy to shareholders will commence on or about October 18, 1999.


OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on September 30, 1999, are entitled to vote at the Meeting. On that day, there were issued and outstanding 9,580,331 shares of common stock, the only authorized and issued voting security of the Company. Each shareholder is entitled to one vote for each share held.


VOTE REQUIREMENT

The affirmative vote of the holders of a majority of the outstanding shares of common stock present and entitled to vote on each matter to be acted upon at the Meeting is required for the approval of such matter. A shareholder voting through a proxy who abstains with respect to any matter is considered to be present and entitled to vote on such matter at the Meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any matter shall not be considered present and entitled to vote on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock as of September 15, 1999 (unless otherwise noted below) by (i) each person or entity known by the Company to own beneficially more than 5% of the outstanding common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table on page 8 of this Proxy Statement, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted below, the listed beneficial owner has sole voting and investment power with respect to such shares and the address of the listed beneficial owner is that of the Company.


Name and Address                                    Amount and Nature                     Percent of Common
Of Beneficial Owner                              Of Beneficial Ownership                  Stock Outstanding
-----------------------                          -----------------------                 ----------------------
Harold Nelkin (1)                                  1,404,367                                   14.6%

Benjamin Nazarian (2)                              1,314,000                                   13.1%

John T. Golle (3)                                    441,906                                    4.5%

Gale R. Mellum (4)                                   282,372                                    2.9%

Robert I. Karon (5)                                  275,317                                    2.9%

Martha Taylor Thomas (6)                              21,000                                      *

Todd K. Severson (7)                                  10,000                                      *

Dr. Lucian P. Spataro (8)                             12,700                                      *

All directors and executive officers as a
 group (9 persons)
 (1) (2) (3) (4) (5) (6) (7) (8)                   3,733,562                                   35.7%

----------------------------------
* Represents beneficial ownership of not more than 1% of the outstanding common stock.

(1) Includes 5,400 shares owned by Mr. Nelkin's immediate family, of which shares Mr. Nelkin disclaims beneficial ownership. Includes 76,000 shares which were purchased for clients of Nelkin Capital Management, Inc., an unregistered investment adviser of which Mr. Nelkin is the owner and also shares with his clients the power to vote or direct the vote of such shares and to dispose or direct the disposition of such shares. Includes 11,677 shares issuable pursuant to options exercisable within 60 days September 15, 1999.

(2) Includes 461,500 shares owned by Pioneer Venture Fund, L.L.C., a private investment group of which Mr. Nazarian is a managing member. Includes 357,500 shares owned by Union Communication Company, a private investment group of which Mr. Nazarian is Head of Investments. Includes 415,000 shares issuable pursuant to options and warrants exercisable within 60 days of September 15, 1999.

(3) Includes 1,280 shares held by a member of Mr. Golle's immediate family, of which shares Mr. Golle disclaims beneficial ownership. Includes 275,000 shares issuable pursuant to options exercisable within 60 days of September 15, 1999. Does not include 55,285 shares held in five trusts of which Mr. Karon is trustee and the beneficiaries of which are members of Mr. Golle's immediate family, and 18,310 shares held by the Golle Family Foundation, a charitable organization.

(4) Includes 72,222 shares owned by a member of Mr. Mellum's immediate family, of which shares Mr. Mellum disclaims beneficial ownership. Includes 8,000 shares held by two trusts of which Mr. Mellum is trustee and the beneficiaries of which are members of Mr. Mellum's immediate family.

       Includes 70,000 shares issuable pursuant to options exercisable within 60 days of September 15, 1999.

(5) Includes 55,285 shares held by five trusts of which Mr. Karon is trustee and the beneficiaries of which are members of Mr. Golle's immediate family. Includes 70,000 shares issuable pursuant to options exercisable within 60 days of September 15, 1999.

(6) Includes 20,000 shares issuable pursuant to options exercisable within 60 days of September 15, 1999.

(7) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of September 15, 1999.

(8) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of September 15, 1999.


                               PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTORS

Pursuant to the Restated Articles of Incorporation of the Company, directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year.

The shareholders will be asked to elect two Class III directors at the Meeting for a term of three years expiring in 2002. Benjamin Nazarian, one of the nominees is a current director of the Company and has previously been elected by the shareholders. Harold Nelkin, the other nominee, was unanimously elected on November 3, 1998, by the Board of Directors to fill a vacancy on the Board. Each nominee has indicated a willingness to serve as a director, but in case any nominee is not a candidate for any reason, the proxies named in the accompanying form of proxy may vote for a substitute nominee in their discretion.

Following is information regarding the nominees.

CLASS III (THREE-YEAR TERM EXPIRING IN 1999)
---------------------------------------------

BENJAMIN NAZARIAN, age 27, director since July 1998.
       Since September 1996, Mr. Nazarian has been a managing member of the Pioneer Venture Fund, a private investment group. Since 1993,
       Mr. Nazarian has held the position of Head of Investments for Union Communications Company, a private investment group.

HAROLD NELKIN, age 72, director since November 1998.
       Mr. Nelkin joined the firm of Neuberger & Berman as a securities analyst in 1962 and was admitted to partnership in 1964. In 1987, Mr. Nelkin founded Nelkin Capital Management, Inc. and continues to be its owner and portfolio manager.

Following is information regarding each director whose term of office will continue after the Meeting.

CLASS II (THREE-YEAR TERM EXPIRING IN 2001)
-------------------------------------------

ROBERT I. KARON, age 53, director since April 1987.
       Mr. Karon has been a member of the accounting firm of Schweitzer, Karon, & Bremer, LLC, and its related companies since 1975.

GALE R. MELLUM, age 57, director since April 1987.
       Mr. Mellum has been a member of the law firm of Faegre & Benson since 1968, which has acted as general counsel to the Company since its inception. In addition, Mr. Mellum was named Secretary of the Company in February 1998.

CLASS I (THREE-YEAR TERM EXPIRING IN 2000)
-------------------------------------------

JOHN T. GOLLE, age 55, director since July 1986.
       Mr. Golle founded the Company and has been Chairman of the Board and Chief Executive Officer since its inception.

MARTHA TAYLOR THOMAS, age 51, director since December 1997.
       Ms. Taylor Thomas is an education consultant and licensed attorney. Prior to this position, Ms. Taylor Thomas held various positions at Grand Canyon University from October 1987 to December 1996, where she served most recently as Provost and Chief Operating Officer. Ms. Taylor Thomas is a director of St. Luke's Health System, a wholly-owned subsidiary of Tenet Healthcare Corp., and Nortrust of Arizona Corporation, a wholly-owned subsidiary of Northern Trust Corporation.

None of the nominees is related to any other director or to any other executive officer of the Company.

           COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board of Directors met or adopted resolutions by written action sixteen times during the last fiscal year. Committees of the Board of Directors include the Compensation Committee, Option Committee and Audit Committee.
The Board of Directors does not have a nominating committee.

The following describes the functions performed by each of the committees:

COMPENSATION COMMITTEE
-----------------------

The Compensation Committee, consisting of Messrs. Mellum, Nazarian and Ms. Taylor Thomas, reviews and acts upon management recommendations concerning employee compensation, including bonuses. The Compensation Committee met one time during fiscal 1999.

OPTION COMMITTEE
-----------------

The Option Committee, consisting of Messrs. Nelkin and Nazarian and Ms. Taylor Thomas, reviews and acts upon management recommendations concerning the granting of stock options. In addition, the committee administers The TesseracT Group, Inc. 1988 Stock Option Plan (the "1988 Plan") and The TesseracT Group, Inc. 1992 Long-Term Executive Stock Option Plan (the "1992 Plan"). The Option Committee met one time during fiscal 1999.

AUDIT COMMITTEE
----------------

The Audit Committee, made up of Messrs. Karon, Mellum, and Nelkin, makes recommendations concerning the selection and appointment of independent auditors, reviews the scope and findings of the completed audit and reviews the adequacy and effectiveness of the Company's accounting policies and system of internal accounting controls. The Audit Committee met two times during fiscal 1999.

All current directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during fiscal 1999.

DIRECTOR COMPENSATION

The 1988 Plan provides for the nondiscretionary grant of a nonstatuatory stock option to purchase 10,000 shares of common stock to each non-employee director on the date of each annual meeting of the Company's shareholders as compensation for services for the ensuring year. Non-employee directors joining the board between annual meetings are granted an option to purchase a pro-rata portion of such number of shares. All non-employee director options have an exercise price equal to the fair market value of a share of common stock on the date of grant and the options become fully exercisable one year after the date of grant.

In addition to the stock options provided to non-employee directors, beginning in April 1998, each non-employee director will receive an annual cash retainer of $24,000, payable quarterly in arrears, plus per meeting fees of $1,000 for each meeting of the Board of Directors attended, $250 for each board meeting held by telephonic conference call which lasts over thirty minutes and in which the director participates, and $500 for each committee meeting attended.

ELECTION OF DIRECTORS

Pursuant to the Restated Articles of Incorporation of the Company, no person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination is received from a shareholder of record by the Secretary of the Company not less than 50 days prior to the date fixed for such meeting, together with the written consent of such person to serve as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by the Securities and Exchange Commission and based solely on a review of copies of forms furnished to the Company and written representations from the Company's officers and directors, the Company makes the following disclosure. On October 12, 1999, Ms. Taylor Thomas and Messrs. Karon, Mellum, Nazarian, Severson and Spataro each filed a Form 5 that was due on August 16, 1999. These Form 5s reported a grant of options to purchase the Company's common stock in the case of Ms. Taylor Thomas and Messrs. Karon, Mellum and Severson, a grant of options and a purchase of common stock in the case of Mr. Spataro, and a grant of options and the purchase by Pioneer Venture Fund, L.L.C. of the Notes and the warrant to purchase 150,000 shares of common stock described later in this Proxy Statement in the case of Mr. Nazarian.


                      REPORT OF THE COMPENSATION AND OPTION
                      COMMITTEES ON EXECUTIVE COMPENSATION

The Company's policies regarding the compensation of executive officers are the responsibility of the Compensation and Option Committees of the Board of Directors. The fundamental goal of the Compensation and Option Committees is to develop a compensation program that will attract and retain highly talented executives, provide the executives with incentives to meet the strategic objectives of the Company and create a common interest between executives and shareholders by sharing the risks and rewards of strategic decision making.

The primary components of each executive officer's compensation package are base salary, an annual performance bonus, and stock options. Base salaries and annual performance bonuses of executive officers are determined by the Compensation Committee. The Option Committee determines the size and other terms of all stock options granted to executive officers.

BASE SALARY

To attract and retain talented executives who are critical to the Company's long-term success, the Compensation Committee believes the Company must offer a competitive total compensation package to that offered by other companies providing educational services and products and companies with similar market capitalizations. In addition the Compensation Committee also considers personal criteria when determining base salaries, including the decision-making responsibilities of each executive officer's position and the experience, work performance, and team-building skills of the executive officer.

During fiscal 1999, compensation amounts for executive officers were adjusted to account for the impact of inflation only.

ANNUAL PERFORMANCE BONUS

Each executive officer is eligible to receive some form of cash performance bonus at the end of each fiscal year. The purpose of the performance bonus is to provide incentives to executives to meet specific strategic and financial goals of the Company set by the Compensation Committee on an annual basis, as well as defined personal objectives. Each executive officer's bonus is limited to the amount of his or her base salary, with the exception of Mr. Golle, whose bonus is limited to an amount equal to two times his base salary.

During fiscal 1999, performance bonuses were not awarded to the executive officers because the Company failed to achieve its goals.

STOCK OPTIONS

The policy of the Option Committee has historically been to grant stock options on an annual basis to each employee of the Company, including executive officers. The exercise price of the stock options is set at the fair market value of the underlying stock as of the date of grant. Accordingly, the stock options provide value to executive officers only when the price of the Company's stock increases above the price on the date of grant. During fiscal 1999, stock options to purchase a total of 325,000 shares of the Company's common stock were granted to executive officers of the Company, including 200,000 shares granted to persons upon becoming executive officers of the Company. The vesting terms of the grants were structured by the Option Committee to ensure continuity within the Company by retaining key officers and to create a common interest in the executive officers and the shareholders in increasing long-term value of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Golle received a base salary of $344,800 in fiscal 1999, representing a 3% increase over his fiscal 1998 base salary. Because the Company did not meet the performance goals set by the Compensation Committee, Mr. Golle was not paid a performance bonus in fiscal 1999.


Gale Mellum                                   Harold Nelkin
Benjamin Nazarian                             Benjamin Nazarian
Martha Taylor Thomas                          Martha Taylor Thomas

MEMBERS OF THE COMPENSATION COMMITTEE         MEMBERS OF THE OPTION COMMITTEE


                      EXECUTIVE OFFICERS AND COMPENSATION

The Company's executive officers, other than Mr. Golle, are identified below.

DR. LUCIAN P. SPATARO, JR., age 42, was appointed Executive Vice President of the Company in March 1999. From July 1998 to January 1999, Dr. Spataro served as the Company's Vice President of Business Development. From 1996 to 1998, Dr. Spataro held several positions at the University of Arizona's International College, including Associate to the Provost, Director of Recruiting and Enrollment Services, and Director of Academic Program on Sustainable Development. From 1993 to 1996, Dr. Spataro was Director of Academic Affairs at the Universidad del Noroeste in Hermosillo, Sonora, Mexico.

RICHARD C. YONKER, age 52, was appointed Vice President and Chief Financial Officer of the Company in April 1999. Prior to joining the Company, Mr. Yonker was Vice President, Chief Financial Officer and Director of InteSys Technologies, a privately owned contract manufacturing company. Mr. Yonker has also been Vice President and Chief Financial Officer of Computron Software and Finance Director for Digital Equipment Corporation.

TODD K. SEVERSON, age 51, was appointed Chief Personnel Officer of the Company in March 1999. From November 1997 to February 1999, Mr. Severson served as the Company's Vice President of Human Resources. From April 1996 to July 1997, Mr. Severson served as Vice President of Human Resources for CILCO, an energy services company. From February 1993 to March 1996, Mr. Severson was Vice President of Human Resources for Thorn, EMI PLC, a worldwide music retail and rental company.

Each executive officer is elected by and serves at the pleasure of the Board of Directors. There is no family relationship between any of the executive officers.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table provides certain summary information for the fiscal years ended June 30, 1999, 1998, and 1997 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the Company's other executive officers whose total salary and bonus compensation for fiscal 1999 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                       ANNUAL COMPENSATION              AWARDS
                                      FISCAL   ----------------------------------   -----------------
NAME AND PRINCIPAL POSITION            YEAR          SALARY               BONUS      OPTIONS GRANTED
---------------------------------     ------        ---------            ------      ---------------
John T. Golle                          1999          $344,800            $ -                 -
  (Chairman and Chief                  1998           334,750              -           245,000
   Executive Officer)                  1997           325,000              -                 -

Dr. Lucian P. Spataro, Jr. (1)         1999           103,302              -           100,000
  (Executive Vice President)

Todd K. Severson (2)                   1999           131,300              -            75,000
  (Vice President and Chief            1998            72,500              -            25,000
  Personnel Officer)

Dr. Phillip E. Geiger                  1999           209,583(3)           -            50,000(4)
  (President and Chief                 1998           206,000              -           100,000
   Operating Officer)                  1997           200,000(5)           -             5,000

Tony L. Verbeten (6)                   1999           131,334(7)           -                 -
  (Chief Financial Officer)            1998           103,750              -            45,000


(1)    Dr. Spataro was named an officer of the Company on March 15, 1999.
(2) Mr. Severson was named Vice President of Human Resources of the Company in November of 1997.
(3)    Dr. Geiger's earnings include $132,333 in severance payments.
(4) Options granted in fiscal 1999 through the reclassification of existing options. Previously granted Class I options were reclassified to Class II options with immediate vesting.
(5) Included a guaranteed bonus of $50,000 paid in equal installments as part of Dr. Geiger's monthly salary.
(6)    Mr. Verbeten was named as the Company's CFO in February of 1998.
(7) Mr. Verbeten's earnings include $5,208 in severance payments and $6,334 of paid-out earned vacation time.

EMPLOYMENT AGREEMENTS

       JOHN T. GOLLE. On April 19, 1991, the Company entered into an employment agreement with Mr. Golle which provides that Mr. Golle will receive a base salary at the annual rate of $120,000 or such higher amount as the Company in its discretion may determine to be appropriate. The initial term of the employment agreement continued until June 30, 1994, at which time the agreement renewed automatically for successive one-year terms. Mr. Golle's base salary for fiscal 1999 is $344,800 as set by the Compensation Committee. The Company may terminate Mr. Golle's employment without cause by giving 90 days' written notice upon which Mr. Golle would be entitled to receive his current base salary for nine months plus the pro-rata portion of his performance bonus, as described below, calculated as of a date 30 days after such termination. Under the agreement, Mr. Golle may not compete with the Company for a period of two years after the termination of his employment unless termination is involuntary and effected by the Company without cause.

       Effective July 1, 1993, Mr. Golle's employment agreement was amended to change the terms of the performance bonus. Under the amended employment agreement, for each fiscal year beginning with 1994, Mr. Golle will receive as a performance bonus a share of the management bonus pool established by the Compensation Committee for such year. The amount and the terms of Mr. Golle's share of each management bonus pool are to be determined by the Compensation Committee in its discretion.

       DR. LUCIAN P. SPATARO, JR. On March 15, 1999, the Company entered into an employment agreement with Dr. Lucian P. Spataro, Jr. which provides that Dr. Spataro will receive a base salary at the annual rate of $150,000 or such higher amount as the Company in its discretion may determine to be appropriate. In addition, Dr. Spataro will be eligible to receive an annual performance bonus to be determined by the Board of Directors in annual amounts not to exceed 50% of base pay based on the achievement of mutually agreed upon individual and corporate performance objectives. The Company may terminate Dr. Spataro's employment without cause by giving 30 days' written notice of termination, upon which Dr. Spataro would be entitled to receive his regular base salary for a period of six months. Under the employment agreement, Dr. Spataro may not compete with the Company for a period of one year after termination of the employment agreement or last severance payment whichever comes later.

       TODD K. SEVERSON. On November 3, 1997, the Company entered into an employment agreement with Todd K. Severson which provides that Mr. Severson will receive a base salary at the annual rate of $120,000 or such higher amount as the Company in its discretion may determine to be appropriate. In addition, Mr. Severson shall be eligible to receive annual performance bonuses to be determined by the Chief Executive Officer and the Board of Directors in annual amounts not to exceed $25,000, based on the achievement of mutually agreed upon individual and corporate performance objectives. The Company may terminate Mr. Severson's employment without cause by giving 30 days' written notice of termination, upon which Mr. Severson would be entitled to receive his regular base salary for a period of twelve months. The Company may terminate Mr. Severson's employment with cause by giving 30 days' written notice of termination, upon which Mr. Severson would be entitled to his regular base salary for a period of six months. Under the agreement, Mr. Severson may not compete with the Company for a period of one year after termination of his employment, unless such termination is involuntary and effected by the Company without cause.

       DR. PHILLIP E. GEIGER. Until his resignation which was effective on November 14, 1998, the Company and Dr. Geiger were parties to an employment agreement. The employment agreement provided that Dr. Geiger would receive a base salary at the annual rate of $150,000 or such higher amount as the Company in its discretion determined to be appropriate, and would be eligible to receive annual performance bonuses with a guaranteed bonus of $50,000.

       Dr. Geiger resigned as an officer and employee of the Company effective November 14, 1998, and entered into a Separation Agreement with the Company. The Separation Agreement provides for severance pay in the total amount of $100,000 for the period of November 15, 1998 to May 14, 1999, to be paid in semi-monthly payments of $8,333.33. Dr. Geiger is also eligible to receive monthly payments in the amount of $18,666.67 from June through November of 1999, contingent upon Dr. Geiger's employment status. Furthermore, Dr. Geiger agreed to serve as a consultant to the Company and was paid a retainer of $94,700 for consulting services. Dr. Geiger also agreed that he will not compete with the Company until December 14, 1999.

       TONY L. VERBETEN. On February 16, 1998, the Company entered into an employment agreement with Mr. Verbeten which provides that Mr. Verbeten will receive a base salary at the annual rate of $125,000 or such higher amount as the Company in its discretion may determine to be appropriate. In addition, the employment agreement provides that Mr. Verbeten shall be eligible to receive annual performance bonuses to be determined by the Chief Executive Officer and the Board of Directors in annual amounts not to exceed $50,000, based on the achievement of mutually agreed upon individual and corporate performance objectives. On March 19, 1999, the Company notified Mr. Verbeten of its intention to end the existing employment agreement and offered Mr. Verbeten a Transition Package. Mr. Verbeten worked for the Company until June 15, 1999. Under the Transition Package, the Company will pay Mr. Verbeten his base salary through December 14, 1999, and Mr. Verbeten will be eligible for any bonus amounts allowed under his former employment agreement. Beginning December 14, 1999 and continuing until June 14, 2000, Mr. Verbeten will be eligible for payments in the amount of his base salary, but those payments will be contingent upon his employment status.

STOCK OPTIONS

The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                      Potential Realizable
                                                                                                        Value at Assumed
                                                                                                         Annual Rates of
                                                                                                           Stock Price
                                                                                                           Appreciation
                                                         Individual Grants                              For Option Term (7)
                                            ---------------------------------------------------       ----------------------------
                                                 Percent of
                                                Total Options
                                                  Granted to        Exercise
                             Options               Employees       Price Per      Expiration
Name                         Granted           In Fiscal Year      Share (6)          Date                5%               10%
--------------------        ------------     --------------------------------------------------       ----------------------------
Phillip E. Geiger            50,000(1)                12%          $ 4.56          08/18/2007          $143,388          $363,373

Todd K. Severson             25,000(2)                 6             4.38          08/10/2008            68,864           174,515
                             50,000(3)                12             3.38          03/14/2009           106,283           269,342

Lucian P. Spataro            50,000(4)                12             4.75          07/13/2008           149,362           378,514
                             50,000(5)                12             3.38          03/14/2009           106,283           269,342


(1) These options were previously granted under the 1992 Plan and were reclassified from Class I options to Class II options with immediate vesting on August 11, 1998.

(2) Fifteen thousand (15,000) of these options were granted under the 1992 Plan and are exercisable in annual 20% increments beginning August 11, 2003, provided that the options may become exercisable on an accelerated schedule if certain performance objectives are met. The remaining 10,000 options were granted under the 1988 Plan and are immediately exercisable.

(3) These options were granted under the 1992 Plan and are exercisable in annual 20% increments beginning March 15, 2004, provided that the options may become exercisable on an accelerated schedule if certain performance objectives are met.

(4) Thirty-five thousand (35,000) of these options were granted under the 1992 Plan and are exercisable in annual 20% increments beginning July 14, 2003, provided that the options may become exercisable on an accelerated schedule if certain performance objectives are met. The remaining 15,000 options were granted under the 1998 Plan and are exercisable in 33% increments beginning on the date of grant, July 14, 1998.

(5) These options were granted under the 1992 Plan and are exercisable in annual 20% increments beginning March 15, 2004, provided that the options may become exercisable on an accelerated schedule if certain performance objectives are met.

(6) The exercise price per share of the options listed in the table are not less than the fair market value of a share of the Company's common stock on the date of grant, as determined under the 1988 and 1992 Plans.

(7) Potential realizable values shown above represent the potential gains based upon annual compound stock price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and the Company's common stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

The following table summarizes options exercised during fiscal 1999 and provides information regarding unexercised options held by the Named Executive Officers at fiscal year-end.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION VALUES (1)


                                                                    VALUE OF UNEXERCISED IN-THE-MONEY
                                   UNEXERCISABLE OPTIONS                       OPTIONS AT
                                   AT FISCAL YEAR END                   FISCAL YEAR END (2) (3)
                          ----------------------------------       ------------------------------------
NAME                      EXERCISABLE         UNEXERCISABLE         EXERCISABLE      UNEXERCISABLE
------------------       ---------------     ---------------       --------------    ------------------
John T. Golle              275,000             465,000                   -                -

Phillip E. Geiger                              210,000(4)                -                -

Tony L. Verbeten            39,167              33,333                   -                -

Todd K. Severson            10,000              90,000                   -                -

Lucian P. Spataro            5,000              95,000                   -                -



(1)    No options were exercised by the Named Executive Officers during fiscal
       1999.
(2) Value is based on a share price of $2.63, which was the closing price for a share of the Company's common stock on the NASDAQ National Market System on June 30, 1999, minus the exercise price.
(3) None of the above options, exercisable or unexercisable, were in-the-money at fiscal year-end.
(4) Pursuant to the termination of Mr. Geiger's employment and the terms of the Stock Option Agreement, Mr. Geiger's options all expired prior to fiscal year-end.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's common stock from June 30, 1994, to June 30, 1999, with the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market - U.S. Companies (the "CRSP Index"), and the Company - Determined Peer Group Index (the "Peer Index") over the same period. The Peer Index, comprised of a representative sample of publicly-owned companies which are competitive with the Company, includes the following issuers: Childtime Learning Centers, Nobel Education Dynamics, Berlitz International, Noodle Kidoodle, Sylvan Learning Systems, Apollo Group, Computer Learning Centers, DeVry, International Business Schools, ITT Educational Services, and Education Management Corporation.


                                 [GRAPH]


                           JUNE 30,         JUNE 30,         JUNE 30,           JUNE 30,          JUNE 30,         JUNE 30,
                             1994            1995              1996              1997                1998            1999
                       ------------      ------------     -------------     -------------     -------------     ------------
The TesseracT
  Group, Inc.          $    100.00       $     96.10       $     26.50       $     34.30       $     39.20       $     20.60
CRSP Index                  100.00            133.50            171.40            208.40            274.40            393.60
Peer Index                  100.00            153.90            365.70            476.10            663.90            557.80



                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

During fiscal 1999, Messrs. Mellum, Nazarian, Nelkin, and Karon, and Ms. Taylor Thomas served on the Compensation Committee and/or the Option Committee. Mr. Karon is no longer a member of either committee.

Faegre & Benson, a law firm in which Mr. Mellum is a partner, provides the Company with legal services.

The Company believes that the above-referenced transactions were on terms no less favorable to the Company than those obtainable at arms-length transactions with unaffiliated third parties.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Between March 31, 1999 and June 9, 1999, Pioneer Venture Fund, L.L.C., of which Benjamin Nazarian is a managing member, purchased the Notes described later in this Proxy Statement pursuant to the terms of its Securities Purchase Agreement with the Company. In connection with this transaction, Pioneer also received a warrant to purchase up to 150,000 shares of the Company's common stock on March 31, 1999, and an additional warrant to purchase up to 250,000 shares of the Company's common stock on October 15, 1999. Both of these warrants are exercisable at an initial price of $3.00 per share, subject to adjustment, and expire on March 31, 2004 and September 30, 2004, respectively. The second warrant was issued in connection with an extension of the Maturity Date of the Notes from September 30, 1999 to March 31, 1999.

The Company believes that the above-referenced transactions were on terms no less favorable to the Company than those obtainable in arms-length transactions with unaffiliated third parties.

                               PROPOSAL NUMBER TWO
                  APPROVAL OF THE ISSUANCE OF SHARES OF COMMON
                       STOCK PURSUANT TO THE TERMS OF THE
                          SECURITIES PURCHASE AGREEMENT

INTRODUCTION

On March 31, 1999, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Pioneer Venture Fund, L.L.C. ("Pioneer"). Under the Securities Purchase Agreement, the Company is required to use its best efforts to obtain shareholder approval for the issuance of all shares of the Company's common stock that may be issued upon conversion of the 12% Convertible Notes (the "Notes") received by Pioneer pursuant to the Securities Purchase Agreement to the extent that such approval is necessary to comply with the rules of the Nasdaq National Market. The Company must use its best efforts to obtain this approval by December 31, 1999 (the "Approval Deadline"). The Notes were issued to Pioneer to evidence the Company's $5,000,000 in borrowings from Pioneer between March 31, 1999 and June 9, 1999.

The Marketplace Rules (the "Marketplace Rules") of the Nasdaq National Market, on which the Company's common stock is listed, require shareholder approval for the issuance of shares of common stock upon conversion of the Notes in the event that the shares issued in such transaction are equal to 20% or more of the common stock or 20% or more of the voting power outstanding immediately prior to transaction and the shares are issued for less than the greater of book or market value of the Company's common stock. As of September 30, 1999, the Marketplace Rules would require shareholder approval for the issuance of more than 1,916,066 shares of common stock at less than the greater of book or market value.

Benjamin Nazarian, a director of the Company, is a managing member of Pioneer. Mr. Nazarian did not participate in any discussions or votes of the Company's Board of Directors with respect to the transactions relating to the Securities Purchase Agreement or the preparation or recommendation of this proposal.

PROPOSAL

Pursuant to the terms of the Securities Purchase Agreement, advance shareholder approval is being sought for any issuance or series of issuances of common stock upon conversion of the Notes that requires such approval to comply with the Marketplace Rules. Shareholder approval is not being sought and will not be sought for any issuance or series of issuances of common stock upon conversion of the Notes that does not require such approval to comply with the Marketplace Rules

CONSEQUENCES OF DISAPPROVAL

Under the Securities Purchase Agreement, in the event that this proposal is not approved by the Approval Deadline, the rate of interest applicable to the Notes will increase from 12% to 18% per annum and the holders of the Notes will have the right to designate two additional directors for appointment to the Company's Board of Directors.

TERMS OF THE NOTES

Under the Securities Purchase Agreement, the Company issued Notes to Pioneer with the following principal amounts and on the following dates:

       -      $798,822.65 Note dated March 31, 1999;
       -      $1,500,000.00 Note dated April 16, 1999;
       -      $1,000,000.00 Note dated May 17, 1999; and
       -      $1,700,000.00 Note dated June 9, 1999.

The Notes currently bear interest at 12% per annum. The principal amount of the Notes, together with all accrued but unpaid interest, is due and payable on March 31, 2000 (the "Maturity Date"). In the event that the Notes are not paid in full within 15 days after the Maturity Date, all or any part of the unpaid principal of the Notes and accrued but unpaid interest thereon will become convertible, at the option of Pioneer, into shares of the Company's common stock.

Once convertible, the Notes may be converted at the Conversion Price (as defined below); provided that until this proposal is approved, no more than 1,500,000 shares of common stock will be issued upon conversion of the Notes.

The Conversion Price of the Notes is the lesser of $1.00 and the lowest sale price for the Company's common stock on the Nasdaq National Market during the 30 trading days preceding the conversion. The minimum Conversion Price is the par value of the Company's common stock, which is $.01 per share. In addition, the Conversion Price is subject to adjustment upon the occurrence of certain events, including stock splits, stock dividends and similar changes in the capitalization of the Company, the issuance of rights or warrants to all holders of common stock and certain other distributions by the Company to all common stockholders. The purpose of these adjustments is so that the Conversion Price will prevent the value of conversion to Pioneer from being reduced as the result of certain actions by the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends, with the exception of Mr. Nazarian who did not participate in the discussions relating to or the vote on this recommendation, a vote for the proposal to approve the future issuance of shares of common stock pursuant to the terms of the Securities Purchase Agreement to prevent an increase in the interest rate on the Notes from 12% to 18% and the addition of two nominees of Pioneer to the Board. The Company is pursuing various sources of financing for repayment of, and will use its best efforts to repay, the Notes to prevent the conversion of the Notes into common stock even though such conversion is being approved hereby.


                              PROPOSAL NUMBER THREE
                             APPOINTMENT OF AUDITORS

The firm of PricewaterhouseCoopers LLP, independent public accountants, was appointed the auditors for the Company in May 1999. Upon the recommendation of the Audit Committee, the Board of Directors has again selected PricewaterhouseCoopers LLC to serve as the Company's independent auditors for the fiscal year ending June 30, 2000, subject to ratification by the shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection.

A representative of PricewaterhouseCoopers LLC will be present at the Meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the Meeting.


                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1999, including financial statements, is being mailed with this Proxy Statement.

Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting must be received by the Company at its principal executive office no later than June 8, 2000. Any other shareholder proposals intended to be presented at the 2000 annual meeting of shareholders must be received by the Company at its principal executive office no later than August 22, 2000.

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Meeting other than those referred to herein. If any other matters do properly come before the Meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgement.

By order of the Board of Directors,


/s/ Gale R. Mellum


Gale R. Mellum
Secretary
October 18, 1999

                            THE TESSERACT GROUP, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                          THURSDAY, NOVEMBER 18, 1999
                                    3:30 P.M.

                         FLETCHER HEIGHTS CHARTER SCHOOL
                          7877 WEST HILLCREST BOULEVARD
                              PEORIA, ARIZONA 85345








THE TESSERACT GROUP, INC.
9977 NORTH 90TH STREET, SUITE 180
SCOTTSDALE, ARIZONA 85258                                                PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON NOVEMBER 18, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint John T. Golle and Richard C. Yonker, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.


                     SEE REVERSE FOR VOTING INSTRUCTIONS.

                                  VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The TesseracT Group, Inc., c/o Shareowner Services-TM-, P.O. Box 64873, St. Paul, MN 55164-0873.








                             | PLEASE DETACH HERE |
                             v                    v

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. Election of directors:    01 Benjamin Nazarian      02 Harold Neikin     / /  Vote FOR       / / Vote WITHHELD
                                                                                 all nominees       from all nominees


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,     ------------------------------------------
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)    ------------------------------------------

2. APPROVAL OF THE FUTURE ISSUANCE OF SHARES OF COMMON
   STOCK PURSUANT TO THE TERMS OF THE SECURITIES PURCHASE
   AGREEMENT BETWEEN THE COMPANY AND PIONEER VENTURE
   FUND, LLC. DATED MARCH 31, 1999, AS DESCRIBED MORE FULLY IN THE
   ACCOMPANYING PROXY STATEMENT.                                            / /  For          / /  Against         / / Abstain

3. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS
   LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE 2000 FISCAL YEAR.  / /  For          / /  Against         / / Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTOR OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
FOR EACH PROPOSAL
Address change? Mark Box  / /      Indicate changes below:                       Date
                                                                                        ------------------------------


                                                                           ------------------------------------------

                                                                           ------------------------------------------

                                                                           Signature(s) in Box
                                                                           Please sign exactly as your name(s) appear on Proxy. If
                                                                           held in joint tenancy, as persons must sign.  Trustees,
                                                                           administrators etc., should include title and authority.
                                                                           Corporations should provide full name of corporation and
                                                                           title of authorized officer signing the proxy.